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Exhibits


(99)  CONTACT: Donald J. Bainton, CEO, or
               Abdo Yazgi, EVP            FOR IMMEDIATE RELEASE
               (516) 822-4940             ---------------------


CONTINENTAL CAN COMPANY, INC. ANNOUNCES RESTRUCTURING AT FEREMBAL
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SYOSSET, N.Y. -- SEPTEMBER 11, 1995 -- CONTINENTAL CAN COMPANY, INC. (NYSE: CAN)
Chairman and Chief Executive Officer, Donald J. Bainton, today announced that Ferembal, its European can manufacturing subsidiary, would take an approximately $5 million dollar pre-tax restructuring charge in the quarter ending September 30, 1995 for severance and termination benefits. The restructuring, which will affect approximately 9% of the work force, was prompted by the Company's continuing efforts to reduce costs in the face of increased raw material prices and competitive pressures in the European market. After taxes and minority interest, the charge is expected to amount to approximately $.80 per share and result in a third quarter loss for the Company. The difficult business environment in Europe, which has made the restructuring decision advisable at this time, is also expected to result in significantly lower profitability for Ferembal in 1995.

With regards to Plastic Containers, Inc. (PCI), the Company's U.S. plastic bottle manufacturer, Mr. Bainton stated that PCI's double digit sales growth required a significant expansion in production capacity, much of which has come on-line in the third quarter. This expansion has necessitated certain extraordinary start-up costs, including hiring and training of approximately 300 new production employees. Mr. Bainton noted that, despite these temporary problems, Plastic Containers, Inc. continued to meet its customers' delivery requirements and would show sales and profit improvement in 1995 compared to the prior year.

"At Ferembal, we are committed to being the low cost producer in our markets and will aggressively defend our market position. We are confident that the actions announced today, coupled with other cost reduction efforts, will result in increased profitability in 1996 and thereafter," said Mr. Bainton. "At PCI both sales and profitability are increasing at twice the rate of the overall plastic container market. As these temporary manufacturing inefficiencies are overcome PCI will have a larger, more profitable base from which to continue its expansion. Overall, with many of these issues having been addressed, we look forward to substantial continuing profitability in our businesses in the coming years."

Continental Can Company, Inc., through its subsidiaries, manufactures extrusion blow-molded plastic containers, metal cans, plastic films and equipment for the packaging industry, and prints and laminates packaging for the food and snack food industries. The Company also owns Lockwood, Kessler & Bartlett, Inc., an engineering firm located in the United States.